Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 7, 2020, by and between Black Rifle Coffee Company LLC, a Delaware limited liability company (the “Company”), and Gregory J. Iverson (“Executive”).

RECITALS

The Company desires to retain Executive, and Executive desires to be so employed by the Company, subject to the terms, conditions and covenants set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I

EMPLOYMENT SERVICES

1.1Term of Employment. Executive’s employment under this Agreement shall commence on April 14, 2020, or such other date that may be mutually agreed to by the Company and Executive (the “Commencement Date”) and continue until terminated pursuant to Article III below (the “Employment Term”).

1.2Title and Position. Upon commencement of employment, Executive shall hold the position of Chief Financial Officer of the Company and any of its subsidiaries and shall report directly to the Co-Chief Executive Officer. Executive’s responsibilities shall include such duties as are commensurate with Executive’s position and as may be assigned to Executive in good faith by the Co-Chief Executive Officer, Chief Executive Officer or the Board of Directors of the Company (the “Board”). Executive represents and warrants that Executive is free to accept employment with the Company, and that Executive has no existing commitments or obligations of any kind (including any restrictive covenant(s) for the benefit of any prior employer) that would hinder or interfere with Executive’s obligations hereunder.

1.3	Activities and Duties During Employment.

(a)Executive shall conduct himself, both professionally and personally, with due regard to public conventions and morals, and in a manner that will not have an adverse effect on the reputation of the Company or Executive. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company and its subsidiaries, and shall use Executive’s reasonable best efforts to faithfully perform Executive’s responsibilities in a diligent, trustworthy, efficient and businesslike manner so as to advance the best interests of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) serving on governing boards of or otherwise assisting civic and charitable organizations, and (ii) investing and managing personal and family investments, but only to the extent that activities described in clauses (i) or (ii), individually or as a whole, do not (A) involve Executive’s active participation in the management of any corporation, partnership or other business entity, (B) involve an ownership interest in any customer or vendor of the Company unless approved in advance by written resolution of the Board, (C) interfere with the Executive’s duties to the Company, or (D) otherwise violate any provision of this Agreement.

(b)Executive shall comply in all material respects with all applicable laws, and all written policies, rules and regulations of the Company, including without limitation codes of conduct and any charter of the Board or any compensation committee of the Board (the “Committee”), as applicable.

Additionally, and without limiting the foregoing, Executive shall be responsible for ensuring that: (i) no equity or rights to equity in the Company shall be issued, offered or granted without the express written approval of the Committee or Board and within the parameters of any approval matrix adopted by them; (ii) no bonus or bonus plan is awarded, promised or adopted by the Company or any subsidiary without the express written approval of the Committee or the Board; (iii) no bonus based upon financial results is paid until the Company’s audit for the subject fiscal year has been completed to the satisfaction of the Committee or Board; and (iv) the Company or any subsidiary does not conduct business with any family member or close personal friend of Executive, or any affiliate or entity of such individual, without the express written approval of the Board. Upon request, Executive shall provide the Committee or the Board with a sworn certification verifying compliance with these responsibilities.

ARTICLE II

COMPENSATION

2.1Base Salary. The Company shall pay Executive an annual base salary of $350,000 (“Base Salary”), less applicable withholdings, payable in accordance with the general payroll practices of the Company.  The Committee may review Executive’s Base Salary annually.

2.2Incentive Bonus. During the Employment Term, Executive shall be eligible to participate in BRCC’s Annual Incentive Plan, as modified from time to time by BRCC in its business judgment, or any successor bonus plan (the “Annual Bonus”), with a target bonus of sixty five percent (65%) of Executive’s Base Salary, subject to the achievement of goals established by the Committee or the Board, as applicable. The Board shall have the sole discretion to determine if the goals have been attained and what percentage of Base Salary, if any, will be paid in bonus. Executive acknowledges that no bonus shall be earned or accrued until the Bonus Payment Date (as defined below) and provided that Executive remains continuously employed by the Company through and including the Bonus Payment Date. If the Commencement Date is not the first day of a fiscal year, the Annual Bonus for such partial fiscal year of the Company shall be pro- rated to reflect the number of months worked by Executive in such fiscal year. The Annual Bonus shall be paid as soon as practicable after the Bonus Determination Date, but in no event later than March 31 of the fiscal year following the fiscal year for which the Annual Bonus relates (the “Bonus Payment Date”).

2.3Equity-Based Compensation. During the Employment Term, Executive shall be eligible to receive equity-based compensation from the Company, to be issued in accordance with the Company’s form of Restricted Unit Agreement. Executive’s equity-based compensation will be equal to one percent (1.0%) of the common equity of the Company at the time of grant, determined on a fully diluted basis. The participation threshold and vesting restrictions for Executive’s restricted units will be set forth in Executive’s Restricted Units Agreement, the form of which is attached hereto as Exhibit A.

2.4Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive while performing Executive’s duties under this Agreement, subject to the Company’ s policies in effect from time to time and corroborating documentation reasonably satisfactory to the Company.

2.5Health Care and Benefit Plans. During the Employment Term, Executive shall be eligible to receive all fringe benefits and perquisites and to participate in all health care and benefit programs normally available to other senior-level employees of the Company (subject to all applicable eligibility and contribution policies and rules), as may be in effect from time to time, including such insurance programs as may be implemented by the Company.

2.6Key Man Insurance. If requested by the Company, Executive shall make application for, and submit to such examinations as may reasonably be requested by the Board of Directors in order to obtain

2

key man or other insurance on the life of Executive for the benefit of the Company as the Board shall direct, the cost of which insurance shall be borne by the Company.

2.7Vacation. Executive shall receive twenty-five (25) days of paid vacation days per year, provided that Executive’s vacation days shall be prorated for the period beginning on the Commencement Date and ending on November 30, 2020 based on the number of days remaining in the Company’s fiscal year as of the Commencement Date. In subsequent years, Executive’s vacation days will be advanced on December 1, the beginning of the Company’s fiscal year. Such vacation may be taken in Executive’ s discretion, subject to the reasonable business needs of the Company. Vacation time may not be carried over from one fiscal year to the next, but rather must be used in the fiscal year in which it is earned. In addition, Executive will receive eight (8) days of flexible time off (“FTO”), which may be used for absences other than vacation days or extensions of holidays, provided that Executive’s PTO days shall be prorated for the period beginning on the Commencement Date based on the number of days remaining in the Company’s fiscal year as of the Commencement Date.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1Employment At Will. Executive’s employment by the Company is at-will, and either Executive or the Company may terminate Executive’s employment with the Company (the effective date of separation being the “Termination Date”), subject to the following:

(a)The Company may terminate Executive’s employment at any time and for any reason, with or without Cause, by giving written notice of such termination to Executive designating an immediate or future termination date.

(b)Executive may terminate Executive’s employment for any reason by giving the Company sixty (30) days prior written notice of termination.  Upon such notice, the Company may, at its option, (i) make Executive’s termination effective immediately, (ii) require Executive to continue to perform Executive’s duties hereunder during such 30-day period, with or without restrictions on Executive’s activities, and/or (iii) accept Executive’s notice of termination as Executive’s resignation from the Company at any time during such 30-day period. If the Company elects (i) above, the Company shall have no obligation to provide Executive any compensation or benefits beyond the Termination Date except as otherwise required by law. If the Company elects (ii) or (iii) above, the Company shall pay Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 through the earlier of the sixtieth (30th) day following Executive’s notice of termination or the date on which Executive voluntarily ceases to perform services for the Company.

(c)Executive’s employment will terminate immediately without any notice upon Executive’s death or following Executive’s receipt of written notice from the Company stating that the Company has made a good faith determination that Executive has become Disabled or Incapacitated. “Disabled or Incapacitated”‘ means Executive’s inability or failure, due to a physical or mental impairment, to substantially perform the essential functions of Executive’s job, with or without a reasonable accommodation, for forty-five (45) consecutive calendar days or for ninety (90) calendar days during any twelve (12)-month period irrespective of whether such days are consecutive, as determined by the Board. Upon request, Executive shall provide the Board with documentation from Executive’ s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Executive’s performance of Executive’s job duties, as well as any accommodations that could be made. If Executive’s employment is terminated pursuant to this Section 3.l(c), the Company shall have no further obligation hereunder or otherwise with respect to Executive except payment of Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 that have accrued through the Termination Date.

3

3.2Severance Pay.

(a)If the Company terminates Executive’s employment without Cause, Executive shall be eligible to receive a severance payment (the “Severance Payment”) equal to nine (9) months of Executive’s Base Salary. The Severance Payment, less applicable withholdings, will be made in equivalent installments at the Company’ s regular payroll intervals, provided that Executive complies with the conditions set forth in Section 3.2(b). Except as otherwise set forth in this Section 3.2(a), the Company shall not be obligated to provide Executive with any compensation or benefits beyond Executive’s Termination Date, other than as required by law.

(b)To receive the Severance Payment, Executive must execute and return to the Company, within the time frame designated by Company, a separation agreement that is substantially in the form attached hereto as Exhibit C containing a general release and waiver of claims against the Company, its Affiliates and each of their respective officers, directors, members, managers, partners and shareholders with respect to Executive’s employment, and other customary terms (e.g., non-disparagement against the Company, confidentiality of the agreement, confirmation of the covenants contained in Article IV hereof, etc.), which shall be in form and substance reasonably acceptable to the Company. Any obligation of the Company to make the Severance Payment shall cease upon (i) Executive’s death; (ii) any reasonable determination by the Company that Executive has breached Executive’s obligations in Article IV; (iii) any reasonable determination by the Company that Executive committed acts constituting Cause during the Employment Term; or (iv) Executive’s agreement to become employed by or to provide services to any entity that is an Affiliate of the Company.

(c)For purposes of this Agreement:

(i)The term “Cause” means that Executive has: (1) engaged in any act of material dishonesty, willful malfeasance, gross negligence, or breach of fiduciary duty related to employment; (2) committed an act of fraud, moral turpitude or constituting a felony, or otherwise engaged in conduct that materially diminish es Executive’ s credibility or reputation; (3) refused to perform specific reasonable directives from the Board or any other officer to whom Executive reports that are reasonably consistent with the scope and nature of Executive’s responsibilities; (4) used or been under the influence of illegal drugs at the workplace or while performing Company business, or refused to submit for a drug test upon the Company’s request; (5) breached any provision of Article IV; (6) failed to obtain the Board’s consent prior to engaging in any business with any family members, their affiliates or any entities they work with; (7) caused, directed or permitted the Company to grant incentive equity to any person on terms and conditions not specifically approved by the Board or the Committee, caused, directed or permitted the Company to pay bonuses or grant raises to employees or other service provides of the Company not in line with the Company’s bud get, as approved by the Board, or in contravention of the Committee’s charter, or (8) failed to meet Executive’s other duties and obligations in Section 1.3 or any other agreement between Executive and the Company, or took or failed to take any action in contravention of the Board charters, provided that if such failure is capable of cure, the Company shall give Executive written notice describing the issue and why it constitutes Cause and allow Executive a reasonable opportunity to remedy the situation (not to exceed thirty (30) days) to the Company’s satisfaction. The decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the Board. Executive’s employment by the Company also shall be deemed terminated for Cause if Executive resigns from the Company and the Board determines in good faith that one or more of the events described above existed as of the time of such resignation.

(ii)The term “Affiliate” means, with respect to the Company: (1) any other entity or person owning 10% or more of the voting or beneficial interests of the Company; (2) any other entity or person directly or indirectly controlling, controlled by or under common control with the Company; or

4

(3) any other entity in which more than 10% of the voting or beneficial interests are owned by one or more persons or entities who have a relationship with the Company described in clause (1) or (2); provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1For purposes of this Article IV:

(a)the term “Business” means (A) sourcing, processing, manufacturing, packaging, distributing and selling coffee and related merchandise and apparel and designing, owning, operating, licensing and franchising coffee-based retail establishments, (B) identifying, evaluating, contacting, acquiring, financing, combining and disposing, directly or indirectly, other businesses and companies active within the coffee industry throughout the United States of America, and (C) any similar, related or complementary business or activity that the Company conducts, as may be modified or expanded by the Board;

(b)the term “Confidential Information” means any non-public information, in whatever form or medium, concerning the operations or affairs of the Business, including, but not limited to, (A) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (B) customers, customer lists, prospective customers and customer records, (C) general price lists and prices charged to specific customers, (D) trade secrets, (E) financial statements, budgets and projections, (F) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (G) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Business, and (H) all other confidential or proprietary information belonging to the Company or relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Executive is bound), and (2) knowledge, data and information gained without a breach of this Agreement on a non- confidential basis from a person who is not legally prohibited from transmitting the information to Executive;

(c)the term “Confidentiality Period” means, (A) with respect to Confidential Information (other than trade secrets), during the term of Executive’ s employment with the Company and for a period of two (2) years after the termination of Executive’s employment for any reason, and (B) with respect to trade secrets, during the term of Executive’ s employment with the Company and for such period after the termination of Executive’s employment as the information in question falls within the definition of trade secrets under prevailing law;

(d)the term “Company” shall be deemed to include the Company and all of its Affiliates;

(e)the term “Employment Period” means the period during which Executive is employed by or provides services to the Company.

5

(f)the term “Non-Compete Restricted Period” means the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company;

(g)the term “Non-Solicit Restricted Period” means the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company;

(h)the term “Prior Inventions” means all inventions, original works of authorship, developments and improvements which were made by Executive, alone or jointly with others, prior to Executive’s employment, association or other engagement with the Company or any affiliate thereof. To preclude any possibility of uncertainty, Executive has set forth on Exhibit B attached hereto a complete list of all Prior Inventions which Executive considers to be Executive’s property or the property of third parties and which Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention on Exhibit B would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Invention in Exhibit B but is to inform the Company that all Prior Inventions have not been listed for that reason; and

(i)the term “Sale of the Company” means (A) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (B) the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of the outstanding equity securities, or (C) the merger, consolidation, recapitalization or reorganization of the Company with another person, in each case in clauses (B) and (C) above under circumstances in which the holders of the voting power of outstanding equity securities, immediately prior to such transaction, are no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule l3d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Sale of the Company. Notwithstanding the foregoing, no Sale of the Company shall be deemed to occur if a purchaser of or investor in the Company’ s assets or the Company’s Units or the surviving entity or acquirer is an entity which is an affiliate of Sterling BRCC Coffee Holdings, LLC.

4.2Executive agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Executive must not use any Confidential Information, special knowledge of the Business, or the Company’s relationships with its customers and employees, all of which Executive will gain access to through Executive’s employment with the Company, other than in furtherance of Executive’s legitimate job duties. Executive further acknowledges that:

(a)the Company is currently engaged in the Business;

(b)the Business is highly competitive and the services to be performed by Executive for the Company are unique and national in nature;

(c)Executive will occupy a position of trust and confidence with the Company and will acquire an intimate knowledge of Confidential Information and the Company’s relationships with its customers and employees;

6

(d)the agreements and covenants contained in this Article IV are essential to protect the Company, the Confidential Information and the goodwill of the Business and are being entered into in consideration for the various rights being granted to Executive under this Agreement.

(e)the Company would be irreparably damaged if Executive were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement.

(f)the scope and duration of the covenants set forth in this Article IV are reasonably designed to protect a protectible interest of the Company and are not excessive in light of the circumstances; and

(g)Executive has the means to support himself and Executive’s dependents other than by engaging in activities prohibited by this Article IV.

4.3Confidential Information.

(a)Executive acknowledges that Executive will be entrusted with Confidential Information.

(b)During the Confidentiality Period, Executive: (A) shall hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the Company’s policies protecting the Confidential Information; (B) shall not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person ; (C) shall not make, or permit or cause to be made, copies of the Confidential information, except as necessary to carry out Executive’s authorized duties as an employee of the Company; and (D) shall promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use or disclosure of which Executive becomes aware.

(c)Executive hereby assigns to the Company any rights Executive may have or acquire in the Confidential Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

(d)If Executive receives any subpoena or becomes subject to any legal obligation that might require Executive to disclose Confidential Information, Executive will provide prompt written notice of that fact to the Company, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Executive agrees to not disclose any Confidential Information while any such objection is pending, except as required by law.

(e)Executive understands that the Company and its affiliates have and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third-Party Information and to use it only for limited purposes. During the term of Executive’s association with the Company and at all times after the termination of such association for any reason, Executive will hold Third Party Information in strict confidence and will not disclose or use any Third Party Information unless expressly authorized by the Company in advance or as may be strictly necessary to perform Executive’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

(f)Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or of any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the Company’s premises any unpublished documents or

7

any property belonging to any former employer or of any other person to whom Executive has an obligation of confidentiality.

4.4Ownership of Inventions.

(a)Executive hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been or are developed, generated or produced by Executive, solely or jointly with others, at any time during the Employment Term, shall be the exclusive property of the Company, subject to the obligations of this Article IV with respect to Confidential Information, and Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Executive hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 4.4 does not apply to any invention of Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Executive’ s own time, unless the invention (A) relates to (x) the Business or (y) the Company’ s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for or on behalf of the Company. Executive shall keep and maintain adequate and current written records of all invent ions, concepts, ideas and materials made by Executive Jointly or with others) during the term of Executive’s association or employment with the Company. Such records shall remain the property of the Company at all times. Executive shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

(b)Unless the parties otherwise agree in writing, Executive is under no obligation to incorporate any Prior Inventions in any of Company’s products or processes or other Company Invention. If, in the course of Executive’s performance, Executive chooses to incorporate into any such Company product or process or other Company Invention any Prior Invention owned by Executive or in which Executive otherwise has an interest, Executive grants the Company a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Company Invention.

(c)During or subsequent to the Employment Term, Executive shall execute all papers, and otherwise provide assistance, at the Company’s request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Company Inventions (as defined below) in any and all countries. To that end, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending, evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights. In addition, Executive will execute, verify and deliver assignments of such rights to the Company or its designee. Executive’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Executive’s association with the Company.

(d)If, after reasonable effort, the Company cannot secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s

8

agent and attorney-in-fact, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. The power of attorney set forth in this Section 4.4 is coupled with an interest, is irrevocable, and shall survive Executive’s death, incompetence or incapacity and the termination of the Employment Term. Executive waives and quitclaims to the Company all claims of any nature whatsoever which Executive now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

(e)Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes. Inventions assigned to the Company or as directed by the Company under this Agreement or otherwise are referred to as “Company Inventions.”

(f)Upon termination of Executive’s employment or engagement by the Company for any reason, or upon receipt of written request from the Company, Executive shall immediately deliver to the Company all tangible and intangible property (including without limitation computers, computing devices, cell phones, memory devices and any other tangible item), drawings, notes, memoranda, specification, devices, notebooks, formulas and documents, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Company Inventions, Third Party Information or Confidential Information of the Company or any of its Affiliates.

4.5Non-Solicitation.

(a)During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i)solicit for employment or hire, or attempt to solicit for employment or hire, any person who is or was employed by the Company or any of its Affiliates at any time within six (6) months prior to the solicitation or hire (the “Restricted Personnel”); or

(ii)otherwise interfere with the relationship between any Restricted Personnel and the Company.

(b)During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’ s legitimate job duties on behalf of Company), directly or in directly, on Executive’s own behalf or for any other person or entity:

(i)solicit any customer of the Company with whom Executive interacted during the last two (2) years of Executive’s employment; or

(ii)otherwise interfere with the relationship between the Company and any such customer.

Notwithstanding the foregoing, Executive shall not be prohibited from soliciting any person or entity for the purpose of selling such person or entity products or services wholly unrelated to the Business so long as such Executive complies in all respects with Sections 4.3 and 4.5(a)(i) of this Agreement.

9

4.6Non-Competition; Investment Opportunities.

(a)During the Non-Compete Restrictive Period, Executive shall not, directly or indirectly, alone or in combination with any other individual or entity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in an executive, managerial, strategic, or sales role, in any individual or entity (other than the Company) that engages in or proposes to engage in the Business.

(b)During the period beginning on the date hereof and ending on the later of (x) the date of termination of Executive’ s employment for any reason, and (y) the date on which Executive (or any of his transferees) no longer owns, directly or indirectly, any equity interest in the Company, if Executive learns of any investment opportunity in a business or any entity engaged in the Business, Executive shall present such investment opportunity to the Company.

4.7Sale of the Company. Executive hereby acknowledges and agrees that if a Sale of the Company is consummated during the Employment Term and in connection with such Sale of the Company the acquirer requires, prior to or at the time of the closing of such transaction, that Executive becomes bound by any non-competition, non-solicitation or similar restrictive covenants, Executive shall agree to become bound by such restrictive covenants, provided that the duration of such restrictive covenants shall not exceed two (2) years following the date of such Sale of the Company, and the territory covered by any non- compete covenant shall not include any territory outside North America. The foregoing shall apply in each of the following instances: (i) if Executive continues to be employed by the Company (or the acquirer) after the Sale of the Company, or (ii) if Executive receives an employment offer from the acquirer on substantially the same terms as Executive’s employment with the Company prior to the Sale of the Company and Executive nonetheless resigns or otherwise terminates Executive’ s employment.

4.8If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. If this Agreement is terminated for any reason, Executive acknowledges and agrees that the restrictive covenants set forth in this Article IV or in any other agreement between the Company or any subsidiary thereof and Executive containing restrictive covenants against Executive in favor of the Company or any subsidiary thereof (the “Restrictive Covenants”) shall survive the termination of this Agreement and Executive shall continue to be bound by the terms of this Article IV as if this Agreement was still in effect. The Company and Executive agree that Executive’s failure to observe any of the Restrictive Covenants would give rise to irreparable harm to the Company for which monetary damages would not be an adequate remedy. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Executive also acknowledges that the remedies afforded the Company pursuant to this Section 4.10 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Executive shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

10

ARTICLE V

POST-TERMINATION OBLIGATIONS

5.1Return of Company Materials. No later than three (3) business days following the termination of Executive’ s employment for any reason, Executive shall return to the Company, and shall not retain in any form or media of expression, all Company and Affiliate property that is then in Executive’ s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, passcodes and any other property or information that Executive has or had relating to the Company or any Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Upon the Company’s request, Executive will sign a sworn certification, in a form acceptable to the Company, verifying that Executive has returned all Company property, including any Confidential Information and copies thereof.

5.2Executive Assistance. During the Employment Term and thereafter, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in connection with any litigation, claim, or other dispute in which the Company or any of its Affiliates is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. In addition, if the Company requests such assistance after termination of Executive’s employment and such assistance requires that Executive provide assistance other than limited, periodic telephone assistance, the Company will compensate Executive on an hourly basis at the hourly rate Executive received at the date of termination of his employment.

ARTICLE VI

MISCELLANEOUS

6.1Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (i) delivered personally, in which case the date of such notice shall be the date of delivery; (ii) delivered to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (iii) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of de li very shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent addressed as follows: (x) if to Executive, to the address listed on the signature page here of, and (y) if to the Company, at the Company’s then-current primary executive office, Attn: General Counsel, or in either case at such other address as may hereafter be specified by notice given by either party to the other party. Executive shall promptly notify the Company of any change in his address set forth on the signature page.

6.2Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the patties hereto and the Company’s successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any Affiliate as well as the successors in interest to the Company or any such Affiliate (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Executive under any circumstance. Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 6.2 any right, remedy or claim under or by reason of this Agreement.

6.3Entire Agreement; Amendments. This Agreement and the Recitals contain the entire understanding of the parties hereto with regard to the terms of Executive’s employment, and supersede all

11

prior agreements, understandings or letters of intent with regard to the terms of the employment relationship addressed herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.4Interpretation. Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.5Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement, including the fees, expenses and disbursements of its counsel and accountants.

6.6Waivers. No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

6.7Partial Invalidity. Wherever possible, each term and provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any term or provision shall be held invalid or unenforceable, the remaining terms and provisions hereof not be affected thereby, unless such a construction would be unreasonable. Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.8Tax Matters. Executive acknowledges that no representative or agent of the Company has provided Executive with any tax advice of any nature, and Executive has had the opportunity to consult with his own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6.9Offset. To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest or penalties pursuant to Section 409A of the Code, the Company may offset any amounts Executive owes it pursuant to this Agreement or any other written agreement, note or other instrument relating to indebtedness for borrowed money to which Executive is a party or pursuant to any other liability or obligation by which Executive is bound against any amounts it owes Executive hereunder.

6.10Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.11Required Delay for Deferred Compensation Under 409A. Notwithstanding any other provision of this Agreement, if at the time of separation from service Executive is determined by the Company to be a “specified employee” (as defined in Section 409A of the Code (together, with any state law of similar effect, “Section 409A”) and Section l.409A-l (i) of the Treasury Regulations), and the Company determines that delayed commencement of any portion of the termination payments and benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of Executive’ s termination payments and benefits shall not be provided to Executive prior to the earliest of (1) the date that is six months and one day after Executive’s separation from service, (2) the date of Executive’ s death or (3) such earlier date as is permitted under Section 409A (any such delayed commencement, a “Payment Delay”). Upon the expiration of such Payment Delay, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive

12

on the first day following the expiration of the Payment Delay, and any remaining payments due under the Agreement shall be paid on the original schedule provided herein.

This Agreement is intended to meet the requirements of Section 409A and shall be interpreted and construed consistent with that intent. References to termination of employment, retirement, separation from service and similar or correlative terms in this Agreement shall mean a “separation from service” (as defined at Section l.409A-l(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section l.409A- l(h)(3) of the Treasury Regulations. Each installment of the payment s and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section l.409A-2(b)(2)(i)

6.12Governing Law; Consent to Jurisdiction; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’ s employment hereunder, the Parties hereto: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in the State of Utah, (ii) agree to unconditionally waive any objection to venue in such jurisdiction, and agree not to plead or claim forum non conveniences, and (iii) to waive their respective rights to a jury trial of any and such claims and causes of action.

6.13Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual in tent, and no rule of strict construction will be applied against Executive or the Company.

13

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed by an officer thereunto duly authorized, and Executive has hereunto set his hand, all as of the day and year first above written.

BLACK RIFLE COFFEE COMPANY, LLC:

By:	/s/ Thomas E. Davin
	Name:	Thomas E. Davin
	Title:	Co-Chief Executive Officer

EXECUTIVE

/s/ Gregory J. Iverson
Gregory J. Iverson

Address:	4337 S. Butternut Rd
Holladay UT 84124

Phone:	480 221-6890
Fax:

14

Exhibit A

Form of Restricted Units Agreement

A-1

RESTRICTED UNITS AGREEMENT

This Restricted Units Agreement (this “Agreement”) is effective as of May  _, 2020 (the “Grant Date”) by and between Authentic Brands LLC, a Delaware limited liability company (the “Company”), and Greg Iverson (“Recipient”). Capitalized terms used, but not otherwise defined, herein shall have the meanings set forth in Article 4 below.

RECITALS

WHEREAS, Recipient is an employee of the Company’s affiliate, Black Rifle Coffee Company LLC (“BRCC”);

WHEREAS, in accordance with the terms and conditions of the Authentic Brands LLC 2018 Equity Incentive Plan (the “Plan”), the Company desires to award Recipient Ten Thousand (10,000) Incentive Units in the Company representing one percent (1%) of the common equity of the Company as of the Grant Date, determined on a fully diluted basis (the “Restricted Units”), subject to Recipient entering into this Agreement; and

WHEREAS, Recipient desires to accept the Restricted Units, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ISSUANCE OF UNITS; TERMS

Section 1.1Issuance of Units.

(a)Upon execution of this Agreement, the Company will issue the Restricted Units to Recipient and admit Recipient as a Member of the Company. Recipient acknowledges that the Restricted Units are subject to the terms and conditions of the LLC Agreement, including that (i) Recipient has waived any claim or cause of action against the Board, employees, agents and representatives for any breach of fiduciary duty to the Company or its Members, including as may result from a conflict of interest, (ii) except as determined by the Board in its sole discretion, Recipient has no right to obtain access to, or copies of, the books and records of the Company and or its Subsidiaries and waives any right to inspect any books and records of the Company and its Subsidiaries to the fullest extent permitted by applicable law, and (iii) that the Restricted Units are subject to repurchase pursuant to the terms of the LLC Agreement, in addition to the terms of this Agreement. For the avoidance of doubt, Recipient and the Company hereby agree that Recipient shall be determined to be a Service Member for purposes of the LLC Agreement and subject to all of the terms and conditions of being a Service Member in the LLC Agreement.

(b)The Participation Threshold for the Restricted Units shall initially be set at $268,713,000.00 (“Initial Participation Threshold Amount”), which is an amount equal to or above the fair market value of the Company as of the Grant Date, and shall be increased by any Capital Contributions made after the Grant Date; provided that, in the event that, after the Grant Date, additional capital is contributed to the Company, in the Board’s sole discretion, the Participation Threshold may be increased to reflect the terms upon which such additional capital was raised by the Company (including any rights to a preferred return, any senior rights or any other terms and provisions of such additional capital).

Section 1.2Restricted Units’ Percentage Ownership in the Company.  Following the Grant Date, the Restricted Units’ ownership percentage of the Company’s common equity determined on a fully-diluted basis shall be subject to dilution by subsequent issuances, exercises or conversions of the Company’s securities in accordance with the terms of the LLC Agreement.

Section 1.3Election. Within thirty (30) days after the Grant Date, Recipient shall make an effective election (the “Election”) with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, substantially in the form attached hereto as Exhibit A Recipient shall promptly provide the Company with a copy of the Election.

Section 1.4Vesting.

(a)The Restricted Units shall vest according to the following schedule, provided that Recipient remains continuously employed by BRCC as of each vesting date below: (A) 25% of the Restricted Units shall become vested on the first anniversary of this Agreement (such date, the “First Vesting Date”), and (B) the remaining 75% of the Restricted Units shall become vested ratably on a quarterly basis (at the end of each quarter) during the three-year period beginning on the First Vesting Date such that all of the Restricted Units shall become vested on the fourth anniversary of this Agreement.

(b)Upon the occurrence of a Change in Control or Public Offering, if Recipient has been continuously employed by BRCC from the Grant Date through and including the date that is 90 days prior to the date of such Change in Control or Public Offering (provided, that Recipient’s employment was not terminated by BRCC for Cause within 90 days of the date of such Change in Control or Public Offering, in which case no Restricted Units shall become vested pursuant to this Section 1.4(b)), then the Restricted Units shall become fully vested as follows:

(i)if the Change in Control or Public Offering occurs on or between the Grant Date and December 31, 2020, then a total of 50% of the Restricted Units shall become vested upon such Change in Control or Public Offering (including both the Restricted Units that are vested pursuant to Section 1.4(a) above and the Restricted Units that shall become vested pursuant to this Section 1.4(b)); and

(ii)if the Change in Control or Public Offering occurs on or between January 1, 2021 and December 31, 2021, then a total of 75% of the Restricted Units shall become vested upon such Change in Control or Public Offering (including both the Restricted Units that are vested pursuant to Section 1.4(a) above and the Restricted Units that shall become vested pursuant to this Section 1.4(b)); and

(iii)if the Change in Control or Public Offering occurs on or after January 1, 2022, then all of the Restricted Units shall become vested.

(c)Restricted Units that have become vested as set forth in Section 1.4(a) or Section 1.4(b) are referred to herein as “Vested Restricted Units”. Restricted Units that have not become vested as set forth in Section 1.4(a) or Section 1.4(b) are referred to herein as “Unvested Restricted Units”. All Restricted Units and all Investor Units are referred to herein as the “Covered Units”.

Section 1.5Forfeiture and/or Repurchase of Covered Units.  All Covered Units held by Recipient or any Affiliate of Recipient, including, without limitation any transferee of such Covered Units approved in accordance with the terms of the LLC Agreement, shall be subject to forfeiture and/or repurchase by the Company upon the following terms and conditions:

(a)Unvested Restricted Units. In the event that Recipient ceases to be employed by BRCC for any reason, then Recipient shall immediately forfeit, without any further action by the Company, Recipient or any other Person, any Unvested Restricted Units for no consideration.

(b)Vested Restricted Units and Investor Units.

(i)In the event of termination of Recipient’s employment with BRCC for any reason other than by BRCC for Cause, the Company shall have the right, but not the obligation, pursuant to the procedures described in Section 1.6 below, to purchase all or any portion of Recipient’s Covered Units that are Vested Restricted Units and/or Investor Units at such Units’ Fair Market Value as of the last day of the calendar quarter immediately preceding the date of such termination of service.

(ii)In the event of termination of Recipient’s employment with BRCC by BRCC for Cause, then (1) Recipient shall forfeit automatically all Vested Restricted Units effective as of the date of such termination of service, and (2) the Company shall have the right, but not the obligation, in accordance with Section 1.6 below, to repurchase all or any portion of the Investor Units at the lower of (x) Cost or (y) Fair Market Value as of the last day of the calendar quarter immediately preceding the date of such termination of service.

(c)Recipient’s Breach of Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, in the event the Board determines in good faith that that Recipient has breached any provision of the Restrictive Covenants, whether during Recipient’s service or at any time thereafter, then:

(i)Recipient shall forfeit, without any further action by the Company, Recipient or any other Person, any Unvested Restricted Units for no consideration;

(ii)the Company shall have the right, but not the obligation, in accordance with Section 1.6 below, to repurchase all or any portion of the Vested Restricted Units at their Fair Market Value as of the date the Company discovers such breach by Recipient; and

(iii)the Company shall have the right, but not the obligation, in accordance with Section 1.6 below, to repurchase all or any portion of the Investor Units at the lower of such Investor Units’ (x) Cost or (y) Fair Market Value as of the last day of the calendar quarter immediately preceding the date the Company discovers such breach by Recipient.

(d)Board Determined Cause Event. Notwithstanding anything in this Agreement to the contrary, in the event that, after the expiration of the Restrictive Covenants, there is a Board Determined Cause Event or Recipient directly or indirectly, engages in, participates in, represents in any way or is connected with, as officer, director, partner, owner, employee, agent, sales representative, distributor, independent contractor, consultant, advisor, proprietor, stockholder (except for the ownership of a less than 1% stock interest in a publicly traded company) or otherwise, competition with the Business in the United States, then the Company shall have the right, but not the obligation, in accordance with Section 1.6 below, to repurchase any Covered Units at their Fair Market Value as of the last day of the calendar quarter immediately preceding the date the Company discovers the event giving rise to such Board Determined Cause Event or such competition by Recipient.

(e)Each of the foregoing rights and options of the Company to repurchase any Covered Units (as set forth in this Section 1.5) shall be referred to herein as a “Repurchase Option” and any such Covered Units so repurchased, shall be referred to herein as “Repurchased Units”.

Section 1.6Company Repurchase Option.

(a)Repurchase Notice. The Company may elect to purchase all or any portion of the Covered Units subject to repurchase pursuant to Section 1.5 above by sending written notice (a “Repurchase Notice”) to Recipient (or the holder of such Units) within one hundred eighty (180) days of (i) if Section 1.5(b) applies, the date of the termination of Recipient’s employment with BRCC, (ii) if Section 1.5(c) applies, the discovery by the Company of Recipients’ breach of any Restrictive Covenants, or (iii) if Section 1.5(d) applies, the discovery by the Company of Recipient’s competition with the Company or of the event giving rise to the Board Determined Cause Event. Such a Repurchase Notice shall specify the closing date for the repurchase by the Company of the Covered Units being repurchased by the Company, which date shall be not less than thirty (30) days nor more than ninety (90) days after the determination of Fair Market Value of such Covered Units (to the extent Cost is not the applicable purchase price). In the event the Company repurchases any Covered Units in accordance with this Agreement, Recipient (or other holder of such Covered Units) shall not have the right to receive any distributions from the Company or allocations of Company income or loss for any period after the effective date of termination of employment with BRCC (if Section 1.5(b) applies) or the date on which the Company discovers a breach of covenants, competition with the Company or event giving rise to the Board Determined Cause Event, as applicable, if Section 1.5(c) or Section 1.5(d) applies.

(b)Payment. The purchase price for the Repurchased Units shall be paid by the Company to Recipient (or other holder of such Repurchased Units), at the Board’s election, (i) in cash at closing, or (ii) by delivery of an unsecured promissory note (the “Subordinated Note”) subordinated and junior in right of payment to all other indebtedness of the Company, with customary terms and conditions, payable in four (4) equal annual installments, with the first installment due on the first anniversary of the closing and the subsequent annual installments due on the successive anniversary dates of the closing, or (iii) in any combination thereof. Interest on any unpaid principal balance of the Subordinated Note shall accrue from the date of the closing at an annual interest rate equal to the “applicable federal rate” provided in Section 1274(d) of the Code at the time of the execution of the Subordinated Note and shall be payable, together with equal installments of principal, on an annual basis, in arrears. The Subordinated Note shall mature and any remaining outstanding amounts of principal and interest due thereunder shall be payable in full on the earlier of a Change in Control or Public Offering and the fourth anniversary of the closing. All or part of the Subordinated Note may be prepaid at any time without penalty or premium. As a condition to the issuance of the Subordinated Note the payee thereunder shall agree to promptly execute, verify, deliver and file any (A) subordination, inter-creditor or similar agreement requested by any holder of other indebtedness of the Company and/or any of its Subsidiaries, and (B) any other agreement, document or instrument thereafter requested by any holder of other indebtedness of the Company or any of its Subsidiaries from time to time in connection with such subordination. In the event that Recipient breaches any of the Restrictive Covenants while any payments under the Subordinated Note remain outstanding, Recipient (and/or any other holder of the Subordinated Note) shall forfeit the right to receive any such remaining payments.

(c)Closing Deliveries. Upon repurchase of any Covered Units, each holder of Repurchased Units shall deliver to the Company, (i) if such Repurchased Units are certificated, certificates representing such Repurchased Units, duly endorsed in blank, free and clear of all claims, liens or encumbrances from any third party, and (ii) such other agreements, instruments and other documents reasonably requested by the Company. The Company shall be entitled to receive customary representations and warranties from Recipient regarding the Repurchased Units (including representations and warranties regarding good title to all such Repurchased Units to and the absence of liens thereon) and to require that all sellers’ signatures be guaranteed.

(d)Assignability. The right to purchase the Repurchased Units pursuant to this Section 1.6 provided to the Company shall be freely assignable to any Person in the Board’s sole and absolute discretion. To the extent such right is assigned, such Person shall have the same rights, and to the fullest extent of such rights that the Company had under this Section 1.6. If the Company assigns the right to purchase Repurchased Units pursuant to this Section 1.6, any subsequent right to purchase Repurchased Units pursuant to this Section 1.6, may be retained by the Company, assigned to another Person or assigned to the same Person.

Section 1.7Public Offering. The right to purchase the Repurchased Units pursuant to this Section 1.6 shall terminate upon consummation of any sale of equity securities of the Company pursuant to a firm commitment underwritten offering (or series of related offerings) by the Company (or any successor entity) to the public pursuant to an effective registration statement under the Securities Act, which is underwritten by a nationally recognized investment bank.

Section 1.8General Provisions.

(a)Profits Interest. It is the intention and understanding of the Company and Recipient that the Restricted Units shall constitute “profits interests” in the Company within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343, and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191.

(b)Transfers in Violation of Agreement. Recipient shall not Transfer any Covered Units, or any interest therein, except pursuant to (a) the provisions hereof, and (b) the provisions of the LLC Agreement restricting Transfers, which provisions are incorporated herein by reference. Any Transfer or attempted Transfer of any Covered Units in violation of any provision of this Agreement or the LLC Agreement shall be void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee of such Covered Units as the owner of such equity for any purpose.

(c)Adjustments of Numbers. All numbers set forth herein that refer to unit prices or amounts will be appropriately adjusted to reflect the effects of any unit splits, unit dividends, combinations of units and other recapitalizations affecting the subject class of equity.

(d)Deemed Transfer of Units. If the Company shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Covered Units to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such Repurchased Units are to be repurchased shall no longer have any rights as a holder of such Repurchased Units (other than the right to receive payment of such consideration in accordance with this Agreement), and such Repurchased Units shall be deemed purchased in accordance with the applicable provisions hereof and the Company shall be deemed the owner and holder of such Repurchased Units, whether or not the certificates therefor (if any) have been delivered.

Section 1.9Required Pledge of Units.  If any lender providing financing to the Company and/or any of its Subsidiaries requires the Covered Units held by Recipient (or any of Recipient’s Affiliates) to be pledged as collateral in connection with such financing in favor of such lender, then Recipient (and Recipient’s affiliates) shall do all things necessary to pledge such Covered Units in accordance with the terms and conditions of such financing and such lender may exercise all of its rights and remedies under such financing with respect to such Covered Units. To the extent that Recipient (or any of Recipient’s affiliates) does not take any actions when requested by the Board pursuant to this Section 1.9, Recipient (and each of such affiliates) hereby constitutes and appoints the Board as Recipient’s (and such affiliate’s) true and lawful Attorney-in-Fact and authorizes the Attorney-in-Fact to execute on behalf of Recipient (and such affiliate) any and all documents and instruments which the Attorney-in- Fact deems necessary and appropriate in connection with such pledge of Covered Units. The foregoing power of attorney is irrevocable and is coupled with an interest.

Section 1.10Repurchase through Offset or Redemption. In the event the Company exercises its repurchase right with respect to any Covered Units in accordance with the terms of this Agreement, the Company may set off all or a portion of the purchase price for the Repurchased Units against amounts payable under any outstanding note issued by Recipient to the Company, such set-off right to be applied first against accrued but unpaid interest and then against outstanding principal, and that any remaining portion of any outstanding note issued by Recipient to the Company that remains outstanding following such set-off shall be payable in accordance with the terms thereof.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF RECIPIENT

In connection with the execution of this Agreement and the LLC Agreement, and the issuance of the Restricted Units acquired by Recipient, Recipient hereby represents and warrants to the Company that:

Section 2.1This Agreement and the LLC Agreement constitute the legal, valid and binding obligation of Recipient, enforceable in accordance with their respective terms, and the execution, delivery and performance of this Agreement and the LLC Agreement by Recipient, the performance of Recipient’s obligations under this Agreement and the LLC Agreement and the performance and consummation by Recipient of the transactions contemplated hereby and thereby, will not result in the breach of any of the terms or conditions of, or constitute a default under any agreement or arrangement Recipient has entered into with any or any judgment, order or decree to which Recipient is subject.

Section 2.2Recipient is not a party to or bound by  any  employment  agreement,  non-compete agreement or confidentiality agreement with any Person that would violate this Agreement. Except as may otherwise be acknowledged or permitted under this Agreement, Recipient owes no fiduciary or other similar duties to any of Recipient’s former employers or partners that may be breached by entering into this Agreement and the transactions contemplated hereby.

Section 2.3The Restricted Units to be acquired by Recipient pursuant to this Agreement will be acquired for Recipient’s individual account and not with a view to, or an intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, and such Restricted Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

Section 2.4Any Transfer of Covered Units by Recipient is subject to the restrictions imposed by this Agreement and the LLC Agreement and it may not be possible for Recipient to Transfer any Covered Units. The Covered Units may also be subject to resale restrictions imposed by the securities laws of various states and may not be sold without compliance with such laws.

Section 2.5Recipient is sophisticated in financial matters and is able to evaluate the risks and benefits of investing in the Covered Units.

Section 2.6Recipient has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Restricted Units and has had full access to such other information concerning the Company as Recipient has requested.

Section 2.7Recipient is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities Exchange Commission.

Section 2.8Recipient has had an opportunity to consult with independent legal counsel regarding Recipient’s rights and obligations under this Agreement and fully understands the terms and conditions contained herein. Recipient has had an opportunity to obtain advice from persons other than the Company and its counsel regarding the tax effects of the transactions contemplated hereby.

Section 2.9Recipient acknowledges that, if Recipient’s employment with BRCC is terminated at any time for any reason, the Company will have the right, but not the obligation, to purchase some or all of the Covered Units on the terms and conditions set forth in this Agreement and the LLC Agreement.

Section 2.10As an inducement to the Company to issue the Restricted Units to Recipient, and as a condition thereto, Recipient acknowledges and agrees that none of the issuance of such Restricted Units to Recipient, or any provision contained herein, shall entitle Recipient to remain employed by BRCC or affect the right of the Company or BRCC to terminate Recipient’s employment at any time for any reason (subject to the LLC Agreement).

Recipient shall indemnify and hold the Company harmless for any costs, damages or harm resulting from any breach of the representations and warranties set forth in this Article 2, including without limitation reasonable attorney’s fees and costs of suit.

ARTICLE 3

RESTRICTIVE COVENANTS

Section 3.1Definitions. For purposes of this Article 3:

(a)The term “Business” means (a) sourcing, processing, manufacturing, packaging, distributing and selling coffee and related merchandise and apparel and designing, owning, operating, licensing and franchising coffee-based retail establishments, and (b) unless otherwise specifically provided in any other agreement between the Company and Recipient, any other businesses in which the Company or a Subsidiary is engaged in, or planned business for which the Company or a Subsidiary has taken affirmative steps to implement or launch, as of the time of the termination of the Service Term.

(b)The term “Company” shall be deemed to include the Company and any of its Subsidiaries.

(c)The term “Confidential Information” shall mean any non-public information, in whatever form or medium, concerning the operations or affairs of the Business, including, but not limited to, (A) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (B) customers, customer lists, prospective customers and customer records, (C) general price lists and prices charged to specific customers, (D) trade secrets, (E) financial statements, budgets and projections, (F) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (G) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Business, and (H) all other confidential or proprietary information belonging to the Company or relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Recipient is bound), and (2) knowledge, data and information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Recipient.

(d)The term “Confidentiality Period” shall mean, (A) with respect to Confidential Information (other than trade secrets), during the term of the Service Term and for a period of one (1) year after termination of the Service Term, and (B) with respect to trade secrets, during the term of the Service Term and for such period thereafter as the information in question falls within the definition of trade secrets under prevailing law.

(e)The term “Prior Inventions” shall mean all inventions, original works of authorship, developments and improvements which were made by Recipient, alone or jointly with others, prior to Recipient’s employment, association or other engagement with the Company or any affiliate thereof. To preclude any possibility of uncertainty, Recipient has set forth on Exhibit B attached hereto a complete list of all Prior Inventions which Recipient considers to be Recipient’s property or the property of third parties and which Recipient wishes to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention on Exhibit B would cause Recipient to violate any prior confidentiality agreement, Recipient understands that Recipient is not to list such Prior Invention in Exhibit B but is to inform the Company that all Prior Inventions have not been listed for that reason.

(f)The term “Restricted Period” shall mean the period beginning on the Effective Date, and ending on the date which is twenty-four (24) months after the end of the Service Term.

(g)The term “Restricted Territory” shall mean the geographic area consisting of the continental United States.

(h)The term “Service Term” shall mean the period during which Recipient is a member of the Board of Directors of the Company or an employee of BRCC or otherwise provides services to the Company.

Section 3.2Acknowledgement. Recipient agrees and acknowledges that, to ensure that the Company retains its value and goodwill and customer and other business relationships, Recipient must not use any Confidential Information, special knowledge of the Business or the Company, or the Company’s relationships with its customers and employees, all of which Recipient will receive or gain access to through Recipient’s association with the Company, other than in furtherance of Recipient’s legitimate duties as a member of the Board and an employee of the Company. Recipient further acknowledges that:

(a)the Company is currently engaged in the Business;

(b)the Business is highly competitive and the services to be performed by Recipient for the Company are unique and national in nature;

(c)Recipient will occupy a position of trust and confidence with the Company and will acquire an intimate knowledge of Confidential Information and the Company’s relationships with its customers and employees;

(d)the agreements and covenants contained in this Article 3 are essential to protect the Company, the Confidential Information, the Company’s relationship with its customers and employees and the goodwill of the Business and are being entered into in consideration for the various rights being granted to Recipient under this Agreement;

(e)the Company would be irreparably damaged if Recipient were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement;

(f)the scope and duration of the covenants set forth in this Article 3 are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances; and

(g)Recipient has the means to support Recipient and Recipient’s dependents other than by engaging in activities prohibited by this Article 3.

(h)Except as otherwise set forth in this Article 3, the restrictive covenants in this Article 3 are supplemental to, and not in lieu of, the restrictive covenants contained in any other agreements between Recipient and the Company.

Section 3.3Confidential Information.

(a)Recipient acknowledges that Recipient will be entrusted with Confidential Information.

(b)During the Confidentiality Period, Recipient: (A) shall hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Confidential Information to any unauthorized person, and follow all the  Company’s policies protecting the Confidential Information; (B) shall not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person; (C) shall not make, or permit or cause to be made, copies of the Confidential Information, except as necessary to carry out Recipient’s authorized duties for the Company; and (D) shall promptly and fully advise the Company of all facts known to Recipient concerning any actual or threatened unauthorized use or disclosure of which Recipient becomes aware.

(c)Recipient hereby assigns to the Company any rights Recipient may have or acquire in the Confidential Information, and recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

(d)If Recipient receives any subpoena or becomes subject to any legal obligation that might require Recipient to disclose Confidential Information, Recipient will provide prompt written notice of that fact to the Company unless otherwise prohibited by applicable law, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Recipient agrees to not disclose any Confidential Information while any such objection is pending.

(e)Recipient understands that the Company and its affiliates have and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. During the term of Recipient’s association with the Company and at all times after the termination of such association for any reason, Recipient will hold Third Party Information in strict confidence and will not disclose or use any Third Party Information unless expressly authorized by the Company in advance or as may be strictly necessary to perform Recipient’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

(f)Recipient will not improperly use or disclose any confidential information or trade secrets, if any, of any person to whom Recipient has an obligation of confidentiality.

(g)Recipient is hereby notified that, pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret made: (i)

in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

Section 3.4Ownership of Inventions.

(a)Recipient hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right, mask work, trademark, trade secret, or other laws, that have been or are developed, generated or produced by Recipient, solely or jointly with others, at any time during the Service Term, shall be the exclusive property of the Company, subject to the obligations of this Article 3 with respect to Confidential Information, and Recipient hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Recipient hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 3.4 does not apply to any invention of Recipient for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Recipient’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Recipient for or on behalf of the Company. Recipient shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Recipient (jointly or with others) during the Service Term. Such records shall remain the property of the Company at all times. Recipient shall promptly and fully disclose to the Company the nature and particulars of any inventions or research projects undertaken on the Company’s behalf.

(b)Unless the parties otherwise agree in writing, Recipient is under no obligation to incorporate any Prior Inventions in any of Company’s products or processes or other Company Invention. If, in the course of Recipient’s performance Recipient chooses to incorporate into any such Company product or process or other Company Invention any Prior Invention owned by Recipient or in which Recipient otherwise has an interest, Recipient grants the Company a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Company Invention.

(c)During or subsequent to the Service Term, Recipient shall execute all papers, and otherwise provide assistance, at the Company’s request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Company Inventions (as defined below) in any and all countries. To that end, Recipient will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending, evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights. In addition, Recipient will execute, verify and deliver assignments of such rights to the Company or its designee. Recipient’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Recipient’s association with the Company.

(d)If, after reasonable effort, the Company cannot secure Recipient’s signature on any document needed in connection with the actions specified in the preceding paragraph, Recipient irrevocably designates and appoints the Company and its duly authorized officers and agents as Recipient’s agent and attorney- in-fact, to act for and in Recipient’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Recipient. The power of attorney set forth in this Section  3.4 is coupled with an interest, is irrevocable, and shall survive Recipient’s death, incompetence or incapacity and the termination of the Service

Term. Recipient waives and quitclaims to the Company all claims of any nature whatsoever which Recipient now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

(e)Recipient acknowledges that all original works of authorship which are made by Recipient (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes. Inventions assigned to the Company or as directed by the Company under this Agreement or otherwise are referred to as “Company Inventions”.

(f)Upon termination of the Service Term for any reason, or upon receipt of written request from the Company, Recipient shall immediately deliver to the Company all tangible and intangible property (including without limitation computers, computing devices, cell phones, memory devices and any other tangible item), drawings, notes, memoranda, specification, devices, notebooks, formulas and documents, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Company Inventions, Third Party Information or Confidential Information of the Company or any of its affiliates.

Section 3.5Non-Competition; Investment Opportunities.

(a)During the Restricted Period, Recipient shall not, directly or indirectly, alone or in combination with any other individual or entity, engage in the Business or own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in an executive, managerial, strategic, or sales role, in any individual or entity (other than the Company) that engages in or proposes to engage in the Business in the United States or any other country in which Company conducts Business.

(b)During the period beginning on the date hereof and ending on the later of (x) the date of termination of the Service Term for any reason, and (y) the date on which Recipient (or any of his transferees) no longer owns, directly or indirectly, any equity interest in the Company, if Recipient learns of any investment opportunity in a business or any entity engaged the Business, Recipient shall present such investment opportunity to the Company.

(c)During the Restricted Period, Recipient shall not, directly or indirectly, alone or in combination with any other individual or entity, seek to acquire any interest, whether in the form of debt, equity or any convertible interest, and whether controlling, minority or otherwise, in any business or entity conducting or proposing to conduct the Business or other similar or related asset or business that is identified on any acquisition pipeline list which was made available to Recipient during the Service Term.

Section 3.6Non-Solicitation.

(a)During the Restricted Period, Recipient shall not (other than in furtherance of Recipient’s legitimate duties on behalf of the Company), directly or indirectly, on Recipient’s own behalf or for any other person or entity:

(i)solicit for employment or hire, or attempt to solicit for employment or hire, any person who is or was employed by the Company or any of its Affiliates at any time within six (6) months prior to the solicitation or hire (the “Restricted Personnel”);

(ii)employ or hire any Restricted Personnel;

(iii)otherwise interfere with the relationship between any Restricted Personnel and the Company.

(b)During the Restricted Period, Recipient shall not (other than in furtherance of Recipient’s legitimate duties on behalf of the Company), directly or indirectly, on Recipient’s own behalf or for any other person or entity:

(i)solicit any customer of the Company with whom Recipient interacted during the last two (2) years of the Service Term in an effort to further a business relationship with the Company (“Restricted Customer”); or

(ii)otherwise interfere with the relationship between any Restricted Customer and the Company.

Notwithstanding the foregoing, Recipient shall not be prohibited from soliciting any person or entity for the purpose of selling such person or entity products or services wholly unrelated to the Business so long as Recipient complies in all respects with Sections 3.3 and 3.5(a) of this Agreement.

Section 3.7Non-Disparagement. Recipient agrees not to make any oral or written statement that disparages or places the Company or any of its respective officers, employees, products or services, in a false or negative light; provided, however, that nothing herein shall prevent Recipient from truthfully responding to a lawful subpoena or complying with any other legal obligation, making good faith reports to governing regulatory bodies or authorities, or communicating inside the Company consistent with legitimate business needs.

Section 3.8Change in Control. Recipient hereby acknowledges and agrees that if a Change in Control is consummated during the Service Term by the Company, and in connection with such Change in Control the acquirer requires, prior to or at the time of the closing of such transaction, that Recipient becomes bound by any non-competition, non-solicitation or similar restrictive covenants, Recipient shall agree to become bound by such restrictive covenants, provided that the duration of such restrictive covenants shall not exceed four (4) years following the date of such Change in Control, and the territory covered by any non-compete covenant shall not include any territory outside North America.

Section 3.9Blue Pencil. If any court of competent jurisdiction shall deem any provision in this Article 3 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

Section 3.10Survival of Restrictive Covenants. If this Agreement is terminated for any reason, Recipient acknowledges and agrees that the restrictive covenants set forth in this Article 3 or in any other agreement between the Company or any subsidiary thereof and Recipient containing restrictive covenants against Recipient in favor of the Company or any subsidiary thereof (the “Restrictive Covenants”) shall survive the termination of this Agreement and Recipient shall continue to be bound by the terms of this Article 3 as if this Agreement was still in effect.

Section 3.11Equitable Relief. The Company and Recipient agree that damages will accrue to the Company by reason of Recipient’s failure to observe any of the Restrictive Covenants. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Recipient waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Recipient hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Recipient also acknowledges that the remedies afforded the Company pursuant to this Section 3.11 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Recipient shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

ARTICLE 4

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the LLC Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Company.

“Board Determined Cause Event” has the meaning as set forth in the LLC Agreement.

“Cause” means any item or action that would constitute “Cause” under either the definition of “Cause” in the Plan or the definition of Cause in the LLC Agreement.

“Change in Control” has the meaning set forth in the Plan.

“Cost” means, with respect to any Investor Unit, the actual consideration, if any, paid by Recipient to the Company in exchange for the issuance of such Investor Unit.

“Fair Market Value” has the meaning as set forth in the LLC Agreement.

“Investor Unit” means any Units issued to Recipient (or Recipient’s Affiliates) by the Company in exchange for cash or other assets (but not services) contributed by Recipient (or Recipient’s Affiliates) to the Company. Investor Units shall not include any Restricted Units.

“LLC Agreement” means that certain Limited Liability Company Agreement of the Company, effective as of July 19, 2018, and as such agreement may be subsequently amended in accordance with its terms.

“Public Offering” has the meaning set forth in the Plan.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

ARTICLE 5

MISCELLANEOUS

Section 5.1Notices. Any notices, consents or other communications required to be sent or given hereunder by any of the parties hereto shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile or other means of electronic delivery, with confirmation of transmission, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing:

To the Company:

Authentic Brands LLC 355 Spencer Lane

San Antonio, TX 78201

Attention: Tom Davin, Co-Chief Executive Officer

Telephone: 210.548.3245

E-mail: tom.davin@blackriflecoffee.com

with copies to:

New Coffee Holdings, LLC

c/o Sterling Partners

401 N. Michigan Avenue, 33rd Floor

Chicago, Illinois 60601-1003

Attention: Office of the General Counsel

Telephone: 312.465.7064

E-mail: aepstein@sterlingpartners.com

and:

Baker Hostetler LLP

One North Wacker Drive

Suite 4500 Chicago, Illinois 60606

Attention: Adam Skilken

Telephone: 312.416.6232

E-mail: askilken@bakerlaw.com

To Recipient: to the address listed on the signature page.

or to such other person or address as any party shall specify by notice in writing to the other party. The date of service of such notice shall be deemed to be: (x) the date such notice is delivered by hand, facsimile or other electronic means, (y) one business day following the delivery by express overnight delivery service, or (z) three business days after the date of mailing if sent by certified or registered mail.

Section 5.2Counterparts; Electronic Signatures.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 5.3Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Recipient without the prior written consent of the Company. The Company may assign this Agreement and its rights and obligations hereunder.

Section 5.4No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The section and caption headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 5.5Amendment, Modification and Waiver;  Entire  Agreement.  This  Agreement,  the exhibits, schedules and other documents referred to herein set forth the entire understanding of the parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. This Agreement may be modified only by subsequent instruments signed by the parties hereto. Any failure of the Company to comply with any term or provision of this Agreement may be waived in writing by Recipient, and any failure of Recipient to comply with any term or provision of this Agreement may be waived in writing by the Company, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any term or provision of this Agreement.

Section 5.6Governing Law; Jurisdiction of Courts; Waiver of Jury Trial.

(a)Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

(b)Arbitration. Any controversy, claim or proceeding arising out of or relating to this Agreement will be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and in accordance with the provisions of this Section 5.6. The provisions of this Section 5.6 shall control over the commercial arbitration rules of the American Arbitration Association. The arbitrator(s)’ decision shall be final, binding and enforceable in a court of competent jurisdiction. Any such arbitration shall be treated as confidential by all parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrator(s). Notwithstanding the foregoing, the terms of this Agreement shall not preclude any party from seeking, or a court of competent jurisdiction from granting, a temporary restraining order, temporary, preliminary or permanent injunction, specific performance or other equitable relief for any breach of this Agreement.

(c)WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.7Tax Matters.  Recipient acknowledges that no representative or agent of the Company or any of its Subsidiaries has provided Recipient with any tax advice of any nature, and Recipient has consulted with Recipient’s own legal, tax and financial advisor(s) as to tax and related matters concerning this Agreement and the LLC Agreement.

Section 5.8LLC Agreement; The Plan. The parties expressly acknowledge and agree that certain provisions of the LLC Agreement are incorporated herein by reference, or by their terms otherwise apply hereto, and further agree that such provisions shall be given full effect in interpreting and enforcing this Agreement. In the event of any inconsistency between this Agreement and the LLC Agreement, this Agreement shall control. The Restricted Units are granted pursuant to the Plan, and the Restricted Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Restricted Units Agreement effective as of the Grant Date.

AUTHENTIC BRANDS LLC

By:	Tom Davin
Its:	Co-Chief Executive Officer

PARTICIPANT:

Gregory J. Iverson

Address:

Phone:
Email:

Signature Page to Restricted Units Agreement

EXHIBIT A

ELECTION TO INCLUDE MEMBERSHIP

INTEREST IN GROSS INCOME PURSUANT TO

SECTION 83(b) OF THE INTERNAL REVENUE CODE

On May      , 2020, the undersigned acquired Ten Thousand (10,000) Incentive Units (the “Units”) in Authentic Brands LLC, a Delaware limited liability company (the “Company”). The Units are subject to certain restrictions pursuant to that certain Restricted Units Agreement by and between the undersigned and the Company, dated as of May      , 2020, and that certain Limited Liability Company Agreement of the Company, effective as of July 19, 2018 (the “LLC Agreement”).

Pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units, to report as taxable income for the calendar year 2020 the excess (if any) of the value of the Units on May    , 2020 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation § 1.83-2(e):

1.	The name, address and social security number of the undersigned:

Name:	Gregory J. Iverson
Address:

SSN:

2.A description of the property with respect to which the election is being made: 10,000 Incentive Units.

3.The date on which the Units were transferred: May        , 2020.

4.The taxable year for which such election is made: 2020.

5.The restrictions to which the property is subject: in accordance with the terms of the Restricted Units Agreement, the Units are subject to time-vesting and transfer restrictions. Each of the Units is subject to forfeiture in accordance with the terms of the Restricted Units Agreement and the LLC Agreement. All of the Units are subject to the repurchase provisions in the Restricted Units Agreement and the LLC Agreement.

6.The fair market value on May     , 2020 of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $0.

7.The amount paid for such property: $0.

A copy of this election is being furnished to the Company pursuant to Treasury Regulation § 1.83-2(e)(7).

Dated: May , 2020

Gregory J. Iverson

EXHIBIT B

Prior Inventions

None.

Exhibit B

Prior Inventions

None.

B-1

Exhibit C

Form of Release

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "Release") is made and entered into as of this       day of        , 20   , by and between Black Rifle Coffee Company LLC, a Delaware limited liability company (the "Company"), and         (the "Employee").

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Termination of Employment.  Effective the close of business on                     , 20   , the Company and the Employee agree that the Company terminated the Employee’s employment with the Company. The Employee further acknowledges and agrees that as of                      , 20   , he has been terminated from all positions he holds with the Company or any of its affiliates and that he will not hereafter seek reinstatement, recall or re-employment with the Company.

2.Settlement Payment.

(a)Payments. As a settlement payment, the Company shall, subject to the terms of Paragraph 2(c) of this Release, continue to pay the Employee his base salary for a period of [nine (9)] months following the Termination Date, payable in accordance with the Company’s payroll policy from time to time in effect, with the first such installment to be paid to the Employee on the first pay period after the Termination Date (or, if later, on the date this Release becomes effective as described in Paragraph 9(c)) and subject to the Employee’s reaffirmation of the Release through the Termination Date. The Company and the Employee acknowledge and agree that all payments made hereunder are “wages” for purposes of FICA, FUTA and income tax withholding and such taxes shall be withheld from the settlement payment made hereunder. One Thousand dollars ($1,000) of the settlement payment hereunder shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and as described in Paragraph 3 hereof, and the Employee agrees that such consideration is in addition to anything of value to which he is already entitled. The remainder of the settlement payment shall be in consideration of the release of all claims described below in Paragraph 3, the Covenant Not to Sue described in Paragraph 4, and the Protective Covenants described in Paragraph 6.

(b)Continuing Rights. The Company shall continue to pay the Employee his base salary through the Termination Date and the Employee shall continue to participate in the Company’s benefit plans in which he is currently participating through the Termination Date; provided, however, that the Employee acknowledges and agrees that he shall cease to accrue any further vacation time after        , 20  . The Employee agrees that he has been paid: (i) the full amount of earned but unused vacation pay to which he is entitled and that he is not owed any amounts as reimbursement for expenses incurred during the course of his employment; and (ii) all other compensation due to him, including but not limited to all salary, hourly pay, overtime pay, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. No other sums (contingent or otherwise) shall be paid to the Employee in respect of his employment by the Company, and any such sums (whether or not owed) are hereby expressly waived by the Employee. The foregoing notwithstanding, the Employee (i) may elect to continue his health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, provided, however, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Employee and/or his dependents beyond that mandated by law and, provided further, that the Employee shall be required to pay the entire cost of such COBRA continuation coverage; and (ii) shall be entitled to receive his account balance, if any, under the Company’s Section 401(k) Plan in accordance with the terms of such Plan.

(c)Continuing Entitlement. The Employee acknowledges that his continuing entitlement to payments under this Paragraph 2 shall be conditioned upon his continuing compliance with Paragraphs 4, 6, and 9(a) of the Release and any violation of Paragraphs 4, 6, or 9(a) by the Employee shall terminate the Company's obligation to continue to make payments in accordance with this Paragraph 2.

3.General Release. As a material inducement to the Company to enter into this Release and in consideration of the payments to be made by the Company to the Employee in accordance with Paragraph 2 above, the Employee, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, releases and discharges the Company, their shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates, and all employee benefit plans sponsored by or contributed to by the Company (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has (as of the effective date of this Release and, upon the Employee’s reaffirmation, through the Termination Date), whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 4 below, the Release is not intended to and does not limit the Employee’s right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency, and the Release is not intended to and does not limit the Employee’s right to seek indemnification from the Company for third-party claims related to Employee’s service as a director or officer of the Company. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes, but is not limited to, and is intended to explicitly release, any and all subject matter and claims arising with respect to the Unvested Units; under the Employment Agreement; from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving his employment with the Company, the termination of his employment with the Company, or involving any other matter, including but not limited to the continuing effects of his employment with the Company or termination of employment with the Company. The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge.  The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Delaware and the State of Utah.

4.Covenant Not to Sue. The Employee, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Employee files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 3 hereof, the Employee will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

5.Indemnification. The Employee will fully indemnify the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors against and will hold the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Release and the conduct of the Employee hereunder, including without limitation any material breach or failure to comply with any or all of the provisions of this Release.

6.Protective Agreement. The Employee acknowledges and agrees that he shall continue to be bound by the terms and conditions of the restrictive covenants set forth in any employment agreement or Restricted Units Agreement existing between the Employee and the Company (collectively, such provisions to be referred to herein as the “Protective Covenants”), the terms of which are incorporated herein by reference. The Employee further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 6.

7.Severability. If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

8.Waiver. A waiver by the Company of a breach of any provision of this Release by the Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

9.Miscellaneous Provisions.

(a)Non-Disclosure.  The Employee agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this

Release's terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, except as required pursuant to legal process.

(b)Representation. The Employee represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Release, has knowingly and voluntarily entered into this Release freely and without coercion, and acknowledges that the Company has advised him to consult with an attorney prior to executing this Release and further advised him that he had twenty-one (21) days (until           , 20    ) within which to review and consider this Release and that, if he signs this Release in less time, he has done so voluntarily in order to obtain sooner the benefits under this Release. The Employee is voluntarily entering into this Release and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Release other than those contained in the Release itself and the Employee is not relying on any statement or representation by the Company or any other Released Parties in executing this Release. The Employee is relying on his own judgment and that of his attorney to the extent so retained. The Employee also specifically affirms that this Release clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

(c)Revocation. The Employee acknowledges that he has seven (7) days from the date this Release is executed in which to revoke his acceptance of the ADEA portion of this Release, and such portion of this Release will not be effective or enforceable until such seven (7)-day period has expired. To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business on or before the seventh day after signing and must expressly state the Employee’s intention to revoke the ADEA portion of this Release. If the Employee revokes his acceptance of the ADEA portion of the Release, the remainder of the Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA (and the consideration attributable thereto), and the Company will have three (3) business days to rescind the entire Release by so notifying the Employee.

(d)Return of Property. By signing this Release, the Employee affirms having returned to the Company all of the Company’s property that is in the Employee’s possession, custody or control, including, without limitation, (a) all keys, access cards, credit cards, computer hardware (including but not limited to all hard drives, diskettes, compact disks, DVDs, electronic storage devices, and personal data assistants, and the contents of all such hardware, as well as any passwords or codes or instructions needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that the Employee has or had relating to the Company (whether those materials are in paper or computer-stored form), and (b) all documents and other property containing, summarizing, or describing any confidential information, including all originals and copies. The Employee affirms that he has not retained any such property or information in any form, and will not give copies of such property or information or disclose their contents to any other person.

10.Complete Agreement. This Release sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Employee's employment with the Company or the termination of the Employee's employment with the Company; provided, however, that all obligations and rights arising under the Protective Covenants, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect and the Employee shall, with respect to his Vested Units, continue to be subject to the restrictions set forth in the Restricted Units Agreement, as same may be amended from time to time.  The Employee expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Release.

11.No Pending or Future Lawsuits. The Employee represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Released Parties. The Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Released Parties.

12.No Admission of Liability. The Employee understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by the Employee. No action taken by the Company hereto, either previously or in connection with this Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or any third party.

13.Reimbursement. If the Employee or his heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 6 or 9(a) of this Release, or (b) attempts to challenge the enforceability of this Release, or (c) files a charge of discrimination, a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature against one or more of the Released Parties, the Employee or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, all payments made to him or them under this Release (except for $1,000, which represents the consideration received by the Employee in exchange for the release and waiver of rights or claims under the Age Discrimination in Employment Act of 1967, as amended), or any amount of actual damages proven by the Company, if greater. Further, the Employee shall indemnify and hold harmless the Company, its employees, officers, directors and other agents from and against all liability, costs and expenses, including attorneys' fees, arising out of said breach, challenge or action by the Employee, his heirs, executors, administrators, successors or assigns. The Company and the Employee acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

14.Future Cooperation. In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, the Employee agrees to make himself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in fulfilling Employee’s obligations under this Paragraph 14. In addition, if the Company requests assistance other than limited, periodic telephone consultations with Employee, the Company will compensate Employee on an hourly basis at the hourly rate Employee received at the date of termination of his employment.

15.Amendment. This Release may not be altered, amended, or modified except in writing signed by both the Employee and the Company.

16.Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

17.Applicable Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Utah, and any court action commenced to enforce this Release shall have as its sole and exclusive venue the State of Utah.  In addition, the Employee and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Release.

18.Execution of Release. This Release may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release. The Release, to the extent signed and delivered by means of a facsimile machine or by PDF File (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Employee and the Company have voluntarily signed this Separation Agreement and General Release effective as of the first date set forth above.

Black Rifle Coffee Company LLC	[Employee]

By:
Name:
Its:

B-1